EXHIBIT 99.5
FINANCIAL STATEMENTS AS OF MARCH 31, 1999 AND DECEMBER 31, 1998 AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998, INCLUDING THE AUDITOR'S REVIEW REPORT THEREON

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)

UNUMProvident Corporation and Subsidiaries

                                                  March 31           December 31
                                                    1999                 1998
                                                     (in millions of dollars)
                                                  ------------------------------
Assets
Investments
 Fixed Maturity Securities
  Available-for-Sale                              $22,364.9            $22,732.2
  Held-to-Maturity                                    312.8                307.0
 Mortgage Loans                                     1,291.1              1,321.2
 Real Estate                                          303.0                309.8
 Policy Loans                                       2,227.6              2,227.2
 Short-term Investments                               302.8                245.1
 Other Investments                                     43.3                 43.5
                                                  ---------            ---------
  Total Investments                                26,845.5             27,186.0

Other Assets
 Cash and Bank Deposits                               133.9                111.2
 Premiums Receivable                                  701.5                570.1
 Reinsurance Receivable                             4,863.9              4,871.0
 Accrued Investment Income                            523.1                502.5
 Deferred Policy Acquisition Costs                  2,174.8              2,060.5
 Value of Business Acquired                           561.1                570.5
 Goodwill                                             780.7                814.7
 Other Assets                                       1,454.2              1,502.7
 Separate Account Assets                              423.5                413.0
                                                  ---------            ---------

Total Assets                                      $38,462.2            $38,602.2
                                                  =========            =========


See notes to condensed consolidated financial statements.

UNUMProvident Corporation and Subsidiaries

                                                        March 31           December 31
                                                          1999                1998
                                                           (in millions of dollars)
                                                       -------------------------------
Liabilities and Stockholders' Equity
  Policy and Contract Benefits                         $ 1,423.9             $ 1,384.9
  Reserves for Future Policy and Contract Benefits
    and Unearned Premiums                               22,803.7              22,490.7
  Policyholders' Funds and Experience Rating Refunds     3,851.7               4,102.7
  Federal Income Tax Liability                             804.3                 969.8
  Short-term Debt                                          435.8                 323.7
  Long-term Debt                                         1,228.2               1,225.2
  Other Liabilities                                      1,300.8               1,246.0
  Separate Account Liabilities                             423.5                 413.0
                                                       ---------             ---------

Total Liabilities                                       32,271.9              32,156.0
                                                       ---------             ---------

Commitments and Contingent Liabilities - Note 10

Company-Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trust Holding Solely Junior
 Subordinated Debt Securities of the Company               300.0                 300.0
                                                       ---------             ---------

Stockholders' Equity
  Common Stock, $0.10 par                                   23.8                  23.8
  Additional Paid-in Capital                               969.5                 959.2
  Accumulated Other Comprehensive Income                   588.8                 914.7
  Retained Earnings                                      4,334.5               4,279.2
  Treasury Stock                                            (9.2)                 (9.2)
  Deferred Compensation                                    (17.1)                (21.5)
                                                       ---------             ---------

Total Stockholders' Equity                               5,890.3               6,146.2
                                                       ---------             ---------

Total Liabilities and Stockholders' Equity             $38,462.2             $38,602.2
                                                       =========             =========

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

UNUMProvident Corporation and Subsidiaries

                                                              Three Months Ended March 31
                                                             1999                      1998
                                                       (in millions of dollars, except share data)
                                                       -------------------------------------------
Revenue
 Premium Income                                             $1,681.5                 $1,492.6
 Net Investment Income                                         499.6                    525.1
 Net Realized Investment Gains                                   7.2                      9.3
 Other Income                                                   80.8                     75.1
                                                            --------                 --------
Total Revenue                                                2,269.1                  2,102.1
                                                            --------                 --------

Benefits and Expenses
 Policyholder Benefits                                       1,502.1                  1,313.8
 Commissions                                                   242.5                    233.4
 Interest and Debt Expense                                      32.9                     27.3
 Deferral of Policy Acquisition Costs                         (231.2)                  (189.0)
 Amortization of Deferred Policy Acquisition Costs             113.2                     88.2
 Amortization of Value of Business Acquired and Goodwill        42.7                     16.9
 Other Operating Expenses                                      403.7                    364.2
                                                            --------                 --------
Total Benefits and Expenses                                  2,105.9                  1,854.8
                                                            --------                 --------

Income Before Federal Income Taxes                             163.2                    247.3
Federal Income Taxes                                            73.9                     82.7
                                                            --------                 --------
Net Income                                                  $   89.3                 $  164.6
                                                            ========                 ========

Net Income Per Common Share
 Basic                                                      $   0.38                 $   0.69
 Assuming Dilution                                          $   0.37                 $   0.67

Dividends Per Common Share                                  $   0.14                 $   0.14

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

UNUMProvident Corporation and Subsidiaries

                                                                          Accumulated
                                                            Additional       Other
                                        Preferred   Common    Paid-in    Comprehensive   Retained   Treasury     Deferred
                                          Stock     Stock     Capital        Income      Earnings    Stock     Compensation   Total
                                                                           (in millions of dollars)
                                      ----------------------------------------------------------------------------------------------
Balance at December 31, 1997            $ 156.2      $23.7   $954.8       $ 799.0         $3,797.7   $(1.5)     $(15.8)    $5,714.1

Comprehensive Income, Net of Tax
 Net Income                                                                                  164.6                            164.6
 Change in Net Unrealized Gains
   on Securities                                                              9.4                                               9.4
 Change in Foreign Currency
   Translation Adjustment                                                     6.2                                               6.2
                                                                                                                           --------
Total Comprehensive Income                                                                                                    180.2
                                                                                                                           --------

Common Stock Activity                                          (8.7)                                  (0.1)       (4.0)       (12.8)
Preferred Stock Redeemed                 (156.2)                                                                             (156.2)
Dividends to Stockholders                                                                    (34.0)                           (34.0)
                                        -------      -----   ------       -------         --------   -----      ------     --------

Balance at March 31, 1998               $     -      $23.7   $946.1       $ 814.6         $3,928.3   $(1.6)     $(19.8)    $5,691.3
                                        =======      =====   ======       =======         ========   =====      ======     ========

Balance at December 31, 1998            $     -      $23.8   $959.2       $ 914.7         $4,279.2   $(9.2)     $(21.5)    $6,146.2


Comprehensive Loss, Net of Tax
 Net Income                                                                                   89.3                             89.3
 Change in Net Unrealized Gains
   on Securities                                                           (325.6)                                           (325.6)
 Change in Foreign Currency
   Translation Adjustment                                                    (0.3)                                             (0.3)
                                                                                                                           --------
Total Comprehensive Loss                                                                                                     (236.6)
                                                                                                                           --------

Common Stock Activity                                          10.3                                                4.4         14.7
Dividends to Stockholders                                                                    (34.0)                           (34.0)
                                        -------      -----   ------       -------         --------   -----      ------     --------

Balance at March 31, 1999               $     -      $23.8   $969.5       $ 588.8         $4,334.5   $(9.2)     $(17.1)    $5,890.3
                                        =======      =====   ======       =======         ========   =====      ======     ========

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

UNUMProvident Corporation and Subsidiaries

                                                                                         Three Months Ended March 31
                                                                                          1999                 1998
                                                                                          (in millions of dollars)
                                                                                     -----------------------------------
Net Cash Provided by Operating Activities                                               $   382.0            $   368.6
                                                                                        ---------            ---------

Cash Flows from Investing Activities
 Proceeds from Sales of Investments                                                         797.3                719.1
 Proceeds from Maturities of Investments                                                    335.9                496.3
 Purchase of Investments                                                                 (1,266.3)            (1,095.1)
 Net Purchases of Short-term Investments                                                    (58.3)              (112.4)
 Other                                                                                      (19.4)               (36.8)
                                                                                        ---------            ---------
Net Cash Used by Investing Activities                                                      (210.8)               (28.9)
                                                                                        ---------            ---------

Cash Flows from Financing Activities
 Deposits to Policyholder Accounts                                                           48.4                141.7
 Maturities and Benefit Payments from Policyholder Accounts                                (284.3)              (499.3)
 Net Short-term Borrowings                                                                  112.8                428.7
 Issuance of Long-term Debt                                                                     -                249.7
 Long-term Debt Repayments                                                                      -               (725.0)
 Issuance of Company-Obligated Mandatorily Redeemable
  Preferred Securities                                                                          -                300.0
 Redemption of Preferred Stock                                                                  -               (156.2)
 Dividends Paid to Stockholders                                                             (34.0)               (37.2)
 Repurchase of Common Stock                                                                     -                (36.7)
 Other                                                                                        9.0                 13.8
                                                                                        ---------            ---------
Net Cash Used by Financing Activities                                                      (148.1)              (320.5)
                                                                                        ---------            ---------

Effect of Foreign Exchange Rate on Cash                                                      (0.4)                (0.1)
                                                                                        ---------            ---------

Net Increase in Cash and Bank Deposits                                                       22.7                 19.1

Cash and Bank Deposits at Beginning of Period                                               111.2                 94.5
                                                                                        ---------            ---------

Cash and Bank Deposits at End of Period                                                 $   133.9            $   113.6
                                                                                        =========            =========

See notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

March 31, 1999

Note 1--Basis of Presentation

The accompanying condensed consolidated financial statements have been restated to give retroactive effect to the merger of UNUM Corporation (UNUM) with and into Provident Companies, Inc. (Provident) which occurred on June 30, 1999, and was accounted for as a pooling of interests. While the consummation date of the merger between UNUM and Provident was subsequent to the date of these financial statements, the condensed consolidated financial statements reported herein give effect to the merger as if it had been completed at the beginning of the earliest period presented.

The Company values its available-for-sale fixed maturity and equity securities at fair value, with unrealized holding gains and losses reported as a component of comprehensive income. Companies are required to also adjust deferred acquisition costs and/or certain policyholder liabilities to reflect the changes that would have been necessary if the unrealized investment gains and losses related to the available-for-sale securities had been realized. Prior to the merger, UNUM adjusted policyholder liabilities and Provident adjusted deferred policy acquisition costs (DPAC) and value of business acquired (VOBA) for those products where these assets existed. To present financial information in a common reporting format, management has determined that the combined entity will adjust policyholder liabilities rather than DPAC and VOBA. Prior period financial statements have been restated to reflect this reclassification. The reclassification did not change other comprehensive income, accumulated other comprehensive income, or fixed maturity and equity securities. The reclassification reflected in the March 31, 1999, condensed consolidated statement of financial condition resulted in an increase of $320.1 million in DPAC, $0.9 million in VOBA, and, $321.0 million in reserves for future policy and contract benefits. The reclassification reflected in the December 31, 1998 condensed consolidated statement of financial condition resulted in an increase of $329.7 million in DPAC, $1.5 million in VOBA, and, $331.2 million in reserves for future policy and contract benefits. Certain additional reclassification adjustments have been made to conform the companies' presentations in the condensed consolidated financial statements.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto of the Company contained herein as exhibit 99.1.

Note 2--Merger

On November 22, 1998, Provident and UNUM entered into a merger agreement pursuant to which on June 30, 1999 UNUM merged with and into Provident, under the name UNUMProvident Corporation. On June 30, 1999, prior to the completion of the merger, each outstanding share of Provident common stock was reclassified and converted into 0.73 of a share of Provident common stock. Immediately after this reclassification, the merger was completed, and each share of UNUM common stock issued and outstanding immediately prior to the merger was converted into one share of the Company's common stock, and the par value was reduced from $1.00 to $0.10 per share. In the merger, the shares of Provident common stock were not further affected, but thereafter became shares of the Company's common stock. UNUM common stock held in treasury was retired. Stockholders' equity and per share amounts have been adjusted to reflect that these items were completed at the beginning of the earliest period presented.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Subsequent to the date of the condensed consolidated financial statements presented herein, the Company in the second quarter of 1999 recorded expenses related to the merger and the early retirement offer to employees. These expenses are not reflected in these condensed consolidated financial statements. The expenses related to the merger and the early retirement offer are as follows (in millions):

     Employee related expense                                                          $ 45.2
     Exit activities related to duplicate facilities/asset abandonments                  57.4
     Investment banking, legal, and accounting fees                                      39.6
                                                                                       ------
     Subtotal                                                                           142.2
     Expense related to the early retirement offer to employees                         125.9
                                                                                       ------
     Subtotal                                                                           268.1
     Income tax benefit                                                                  74.3
                                                                                       ------
     Total                                                                             $193.8
                                                                                       ======

Employee related expense consists of employee severance costs, restricted stock costs which fully vested upon stockholder adoption of the merger agreement or upon completion of the merger, and outplacement costs to assist employees who have been involuntarily terminated. Severance benefits and costs associated with the vesting of restricted stock are $27.7 million and $17.5 million, respectively. The Company currently estimates that in total approximately 1,400 positions will be eliminated over a twelve month period beginning June 30, 1999, with an estimated 1,000 of these positions eliminated through the early retirement offer.

Exit activities related to duplicate facilities/asset abandonments consist of closing of duplicate offices and write-off of redundant computer hardware and software. The Company currently expects to close approximately 90 duplicate field offices over a period of one year after June 30, 1999, the completion date of the merger. The cost associated with these office closures is approximately $25.6 million, which represents the cost of future minimum lease payments less any estimated amounts recovered under subleases. Also, the total book value of physical assets, primarily computer equipment, redundant systems, and systems incapable of supporting the combined entity, are being abandoned as a result of the merger. This abandonment resulted in a write-down of the assets' book values by approximately $31.8 million.

The expenses related to the merger reduced second quarter 1999 earnings $142.2 million before tax and $112.0 million after tax. The expense related to the early retirement offer reduced second quarter 1999 earnings $125.9 million before tax and $81.8 million after tax.

Additionally during the second quarter of 1999, 546,362 shares of outstanding restricted stock became unrestricted and stock options on 5,301,683 shares became immediately exercisable effective with the merger in accordance with Provident's and UNUM's restricted stock and stock option plan provisions concerning a change in control. The expense related to restricted stock vesting is included in the merger-related expenses discussed above. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost was recognized for stock option vesting.

Prior to the merger, UNUM's process and assumptions used to calculate the discount rate for claim reserves of certain disability businesses differed from that used by Provident. While UNUM's and Provident's methods were both in accordance with generally accepted accounting principles, management believed that the combined entity should have consistent discount rate accounting policies and methods for applying those policies for similar products. UNUM's former methodology used the same investment strategy for assets backing both liabilities and surplus. Provident's methodology, which allows for different investment strategies for assets backing surplus than

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

UNUMProvident Corporation and Subsidiaries

those backing product liabilities, was determined by management to be the more appropriate approach for the Company. Accordingly, the Company adopted Provident's method of calculating the discount rate for claim reserves.

During the second quarter of 1999 and subsequent to date of the condensed consolidated financial statements presented herein, the Company recorded an increase in the claim reserves of $240.7 million before tax and $156.5 million after tax related to the change in method of calculating the discount rate. This increase in claim reserves has not been reflected in these condensed consolidated financial statements.

The discount rates affected by this change in UNUM's methodology are as follows:

                                                                                       June 30, 1999
                                                                         ---------------------------------------
                                                                             Current Rates        Former Rates
                                                                         ---------------------------------------
Group Long-term Disability (North America)                                       6.75%                7.74%
Group Long-term Disability and Individual Disability (United Kingdom)            7.45%                8.80%
Individual Disability (North America)                                            6.88%                7.37%

The unpaid claim reserves for these disability lines as of June 30, 1999 were $5,318.3 million using the former method for determining reserve discount rates and $5,559.0 million using the current method.

The Company continues to evaluate its accounting policies, including assumptions underlying the application thereof, as well as its financial statement classifications and related disclosures. It may be necessary to further revise those accounting policies, practices, and classifications that are determined to be most appropriate. The evaluations are expected to be completed by year end 1999 and could result in further changes to accounting policies, accounting estimates, or financial statement classifications which could be material to the Company's results of operations for 1999.

The results of operations for the separate companies and the combined amounts are as follows:

                                                           Three Months Ended March 31
                                                              1999              1998
                                                             (in millions of dollars)
                                                      ------------------------------------
Revenue
     UNUM                                                    $1,280.7          $1,108.5
     Provident                                                  988.4             993.6
                                                             --------          --------
     Combined Revenue                                        $2,269.1          $2,102.1
                                                             ========          ========

Net Income
     UNUM                                                    $   15.5          $   93.5
     Provident                                                   73.8              71.1
                                                             --------          --------
     Combined Net Income                                     $   89.3          $  164.6
                                                             ========          ========

UNUM's net income for the three months ended March 31, 1999 includes after-tax first quarter charges of $88.0 million related to its reinsurance businesses. See Note 4 for further discussion.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

The balance sheets for the separate companies and the combined amounts are as follows:

                                                                               March 31, 1999
                                                       ------------------------------------------------------------
                                                                UNUM             Provident            Combined
                                                                          (in millions of dollars)
                                                       ------------------------------------------------------------
Assets
Total Investments                                             $ 9,944.3           $16,901.2           $26,845.5
Reinsurance Receivable                                          1,806.5             3,057.4             4,863.9
All Other Assets                                                3,630.4             3,122.4             6,752.8
                                                              ---------           ---------           ---------
  Total Assets                                                $15,381.2           $23,081.0           $38,462.2
                                                              =========           =========           =========

Liabilities and Stockholders' Equity
Policy and Contract Benefits, Reserves for Future
 Policy
 and Contract Benefits, and Unearned Premiums                 $ 9,449.9           $14,777.7           $24,227.6
Other Policyholders' Funds                                        871.6             2,980.1             3,851.7
All Other Liabilities                                           2,392.9             1,799.7             4,192.6
                                                              ---------           ---------           ---------
  Total Liabilities                                            12,714.4            19,557.5            32,271.9
                                                              ---------           ---------           ---------

Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust
 Holding Solely Junior Subordinated
 Debt Securities of the Company                                       -               300.0               300.0
                                                              ---------           ---------           ---------

Stockholders' Equity                                            2,666.8             3,223.5             5,890.3
                                                              ---------           ---------           ---------

  Total Liabilities and Stockholders' Equity                  $15,381.2           $23,081.0           $38,462.2
                                                              =========           =========           =========

Note 3--Liability for Unpaid Claims and Claim Adjustment Expenses

It is the Company's policy to estimate the ultimate cost of settling claims in each reporting period based upon the information available to management at the time. Actual claim resolution results are monitored and compared to those anticipated in claim reserve assumptions. Claim resolution rate assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience as well as Company actions which would have a material impact on claim resolutions. Company actions for which plans have been established and committed to by management are factors which would modify past experience in establishing claim reserves. Adjustments to the reserve assumptions will be made if expectations change. Given that insurance products contain inherent risks and uncertainties, the ultimate liability may be more or less than such estimates indicate.

During the fourth quarter of 1998, the Company recorded a $153.0 million increase in the reserve for individual and group disability claims incurred as of December 31, 1998. Incurred claims include claims known as of that date and an estimate of those claims that have been incurred but not yet reported. Claims that have been incurred but not yet reported are considered liabilities of the Company. These claims are expected to be reported during 1999 and will be affected by the claims operations integration activities. The $153.0 million claim reserve increase represents the estimated value of cash payments to be made to these claimants over the life of the claims as a result of the claims operations integration activities.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Management believes the reserve adjustment was required based upon the integration plans it has in place and to which it has committed and based upon its ability to develop a reasonable estimate of the financial impact of the expected disruption to the claims management process. Claims management is an integral part of the disability operations. Disruptions in that process can create material, short-term increases in claim costs. The merger has had a near-term adverse impact on the efficiency and effectiveness of the Company's claims management function resulting in some delay in claim resolutions and additional claim payments to policyholders. Claims personnel have been distracted from normal claims management activities as a result of planning and implementing the integration of the two companies' claims organizations. In addition, employee turnover and additional training have reduced resources and productivity. An important part of the claims management process is assisting disabled policyholders with rehabilitation efforts. This complex activity is important to the policyholders because it can assist them in returning to productive work and lifestyles more quickly, and it is important to the Company because it shortens the duration of claim payments and thereby reduces the ultimate cost of settling claims.

Immediately following the announcement of the merger and continuing into December of 1998, senior management of the Company worked to develop the strategic direction of the Company's claims organization. As part of the strategic direction, senior management committed claims management personnel to be involved in developing the detailed integration plans and implementing the plans during 1999. Knowing that those involved in the claims operations integration activities would not be available full time to perform their normal claims management functions, management deemed it necessary to anticipate this effect on the claim reserves at December 31, 1998. For the first six months of 1999, approximately 90 claims managers and benefit specialists have spent nearly 40 percent of their time developing the detailed integration plans. Effective with the merger, all claims personnel are expected to be involved in the process of implementing the new work processes and required training. The implementation and training efforts are estimated to require an average of one month of productive time from each of the claims staff between June 30, 1999 and December 31, 1999. Management now believes that implementation and related systems conversions will continue into the second quarter of 2000. However, due to actions taken by management to mitigate effects on resolution rates, the effect on resolution rates is not anticipated to extend beyond the end of 1999. Actions by management to mitigate the effect on resolution rates include aggressive hiring of new claims staff, restrictions on early retirement elections, selective use of personnel for integration planning, and significant communications with staff members.

The reserving process begins with the assumptions indicated by past experience and modifies these assumptions for current trends and other known factors. The Company anticipated the merger-related developments discussed above would generate a significant change in claims department productivity, reducing claim resolution rates, a key assumption when establishing reserves. Management developed actions to mitigate the impact of the merger on claims department productivity, including the hiring of additional claims staff and the restriction of early retirement elections by claims personnel. Where feasible, management also planned to obtain additional claims management resources through outsourcing. All such costs are expensed in the period incurred and are not material in relation to results of operations. Management reviewed its integration plans and the actions intended to mitigate the impact of the integration with claims managers to determine the extent of disruption in normal activities. Considering all of the above, the revised claim resolution rates, as a percentage of original assumptions (i.e., before adjusting for the effect of the claims operations integration activities), are 90 percent for the first and second quarters of 1999, 84 percent for the third quarter, and 89 percent for the fourth quarter of 1999. The revised claim resolution rates for the third quarter and fourth quarter are lower than the first and second quarters because all claims personnel are expected to be involved in the implementation and training efforts. The effect of integration activities on resolution rates is not expected to extend beyond December 31, 1999.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

In order to validate these assumptions, the Company also examined the historical level and pattern of claims management effectiveness as reflected in claim resolution rates for the insurance subsidiaries of The Paul Revere Corporation (Paul Revere) which was acquired in 1997. Subsequent to the Paul Revere acquisition and integration, management has been able to develop experience studies for the Paul Revere business. These studies are prepared for pricing purposes and to identify trends or changes in the business.

These studies, which were not available for the Paul Revere business at the time of the acquisition, allowed management to gain a greater understanding of the impact of the claims integration activities on the claim resolution rates of the Paul Revere business. These studies show that the Paul Revere business experienced a decline in its claim resolution rates from a base in 1995 of 100 percent to 90.4 percent in 1996 and 80.3 percent in 1997. Changes in morbidity and other factors were considered and reviewed to determine that a primary cause of the reduced claim resolution rates was the disruption caused by the change in the claims management process. Although the circumstances of the merger are very different from the Paul Revere acquisition, the claims integration activities are similar, and the Paul Revere experience is relevant. The primary circumstances that created claims disruption for Paul Revere were the initial lack of clarity of the organization, process, and structure, the need to plan for a significant transition to new claims processes, and the training and implementation related to those changes. All of those elements have impacted the Company as a result of the merger. One primary difference is that the duration of the potential disruption in the merger is not expected to be as long as was the case with the Paul Revere acquisition. The Company's revised claim resolution rates assumed for the first two quarters of 1999 were compared to the Paul Revere experience in 1996, the period preceding the acquisition. It was determined that the revised assumptions appeared to be reasonable. During the third and fourth quarters of 1999, the claims integration plans provide for increased activity due to training and implementation of new processes. The Company's revised claim resolution rates for the third and fourth quarters of 1999 were compared to the Paul Revere experience in 1997 during the implementation and training phase of the Paul Revere claims organization when claims resolution rates declined to 80.3 percent of prior levels. Management judged that it was reasonable to assume that the impact to the Company would be less than it was to Paul Revere since some of the Company's claims management practices will not change. The historical experience of Paul Revere provides a statistical reference for the expected experience for the Company when adjusted for the projected effects of the claims integration plans.

In order to evaluate the financial effect of merger-related integration activities, the Company projected the ultimate cost of settling all claims incurred as of December 31, 1998, using the revised claim resolution rates. This projection was compared to the projection excluding the adjustment to the claim resolution rates to obtain the amount of the charge. The Company reviewed its estimates of the financial impact of the claims operations integration activities with its actuaries and independent auditors.

Claim reserves at December 31, 1998 include $153.0 million as the estimated value of projected additional claim payments resulting from these claims operations integration activities. This reserve increase was reflected as a $142.6 million increase in benefits and reserves for future benefits, and a $10.4 million reduction in other income. If claim resolutions emerge as expected, there will be no impact to results of operations during 1999. Any variance from the assumptions will be reflected in operations in the current period. The adverse impact of the claims operations integration activities on resolution rates is not expected to continue beyond 1999. As part of the periodic review of claim reserves, management will review the status and execution of the claims operations integration plans with the claims management on a quarterly basis. The review will consider claims operations integration activities planned for future periods and evaluate whether the future planned activities will result in claim resolution rates consistent with those considered in the reserve established at December 31, 1998.

The claim reserves may require further increases or decreases as facts concerning the merger and its effect on benefits to policyholders emerge. Among the factors that could affect the reserve assumptions are the level of employee turnover, timing and complexity of computer system conversions, and the timing and level of training and integration activities of the claims management staff relative to the original integration plans of the Company.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Quarterly information concerning the estimated and actual impact of the claims operations integration activities are as follows:

                                                                                      1999
                                                   -----------------------------------------------------------------------
                                                           1/st/             2/nd/             3/rd/             4/th/
                                                                           (in millions of dollars)
                                                   -----------------------------------------------------------------------
Revised Claim Resolution Rates
  at December 31, 1998                                            90%               90%               84%               89%
Actual Claim Resolution Rates for the Period                      89%               90%
Estimated Effect of  Lower Claim Resolution
  Rates at December 31, 1998                                  $ 36.2             $36.2             $47.6             $33.0
Actual Effect of Lower Claim Resolution                                          $36.2
  Rates for the Period                                        $ 39.2
Further Increases (Decreases) to the Estimated
  Liability at December 31, 1998 Recorded
  During the Period                                           $    -             $   -
Liability Remaining for Claims Operation
  Integration Activities at End of Period                     $116.8             $80.6

Management expects the remaining claims operations integration activities to impact claim reserves as anticipated at December 31, 1998. Management will continue to evaluate the impact of the merger on disability claims experience and the assumptions related to expected claim resolutions.

Note 4--Reinsurance Businesses

During the first quarter of 1999, the Company recognized a before-tax charge of $101.1 million ($88.0 million after tax) relating to its reinsurance businesses. The charge consisted of the following:

Lloyd's of London Estimated Losses - The periodic method of accounting is followed for Lloyd's of London (Lloyd's) syndicate participation, which requires the premiums be recognized as revenue over the policy term and claims, including the estimate of claims incurred but not reported, to be recognized as incurred. During the first quarter of 1999, the Company received more information about the Lloyd's market from various sources, including managing agents/underwriters syndicate reports and published information from Moody's Investors Service. The information received indicated significant deterioration in the loss experience of open years of account primarily related to significant losses in certain syndicates (space and aviation, accident and health, and other non-marine classes of business) and continued pressure on the pricing of insurance coverage provided by the Lloyd's market. In addition, the Company discussed projected results of the Lloyd's market with the underwriters of the syndicates that are managed through a subsidiary of the Company. These projected results also indicated future deterioration of the open years of account. Using this information and recent experience with prior revisions of estimated losses in this business, the Company performed a review of its claim reserve liabilities related to its open years of account.

The review of estimates related to open years of account was performed based on a periodic review of these estimates as information was received from the Lloyd's syndicates. The review resulted in revised best estimates of the expected ultimate profit (loss) for each open year of account, which were significantly below the levels estimated in 1998. The resulting charge to earnings in the amount of $44.0 million was reflected in the Company's income in the first quarter of 1999 for the open years of account 1996 through 1999. In addition to the risk participation charge, the Company recorded a charge of $1.5 million, which represented the reduction of previously recognized profit commissions related to the Lloyd's management company operations.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Reinsurance Facility Losses - As a result of the review performed on the Lloyd's syndicates discussed above and other third party publicized reinsurance exposures, the Company undertook a periodic review of certain other reinsurance facilities related to new information regarding the ultimate cost of settling claims. The reinsurance pool business consists of more than 20 different pool facilities, the majority of which are managed by the subsidiary Duncanson & Holt, Inc. and a few which are managed by third parties. Reserve assumptions are periodically reviewed to support the determination of the ultimate cost of settling claims for certain reinsurance pools. During the first quarter of 1999, the Company reviewed the actuarial assumptions used to set reserves for certain reinsurance facilities based on the most current information available from the reinsurance pool managers. The Company also received new information pertaining to a reinsurance pool managed by a third party that indicated a reserve increase was required. The Company relied primarily on the third party pool manager's judgement and recorded its portion of the reserve as reflected in the reinsurance pool statement from the third party pool manager. The new information received from the managed facilities and the third party facility indicated deterioration in loss experience, primarily related to a longer duration of claims and increased incidence of new claims in certain facilities. The result of these reviews was an increase to claim reserves of $28.6 million, which was recorded in the first quarter of 1999. The Company determined that the increase to reserves was needed based on revised actuarial assumptions to reflect current and expected trends in claims experience and expenses.

Goodwill Impairment - When an event or change in circumstance occurs that indicates the recoverability of an asset should be assessed for impairment, a recoverability test is performed to determine if an impairment has occurred. Following the poor results of the reinsurance businesses in the first quarter of 1999, the Company updated the goodwill recoverability test using the most current results and forecasts. The goodwill recoverability test used the held for use model that compares the undiscounted cash flows of these businesses to determine whether those cash flows can recover the unamortized goodwill. After factoring in the first quarter results and current revised forecasts due to recent poor performance for these businesses, future undiscounted cash flows were insufficient to recover the entire goodwill amount, indicating that the goodwill was impaired. Goodwill recoverability testing of these businesses performed prior to March 31, 1999, had indicated that the goodwill was not impaired.

As a result of the impairment, the Company calculated the estimated fair value of these businesses. In estimating the fair value, two valuation techniques were utilized, a discounted free cash flow model and a multiple of earnings model. The Company believed that these valuation techniques were appropriate for this type of business as these techniques were what the Company would use in evaluating a potential acquisition of this type of business. The results of the two valuation techniques created a range of fair values from $47.0 million to $64.0 million. The Company evaluated the range of values produced by the valuation techniques and using internal management judgement of the potential liquidation value, the Company determined its best estimate of fair value of its investment to be the midpoint of the range, or $55.0 million. The estimated fair value of $55.0 million was compared to $82.0 million of book value for the investment, resulting in a write-down of goodwill in the amount of $27.0 million in the first quarter of 1999.

Subsequent to the date of the condensed consolidated financial statements presented herein, the Company in the second quarter of 1999 stated its intent to sell its reinsurance management operations, assuming the transaction would achieve the Company's financial objectives. The Company estimated the fair value of the operations using the held-for-sale model, which compares the carrying value of the asset with the fair value less costs to sell the asset. This resulted in an additional write-down of goodwill in the amount of $2.0 million before and after tax during the second quarter of 1999.

Information received in August 1999 indicates that in certain reinsurance pools there are disputes among the pool members and reinsurance participants concerning the scope of their obligations and liabilities within the complex pool arrangements, including a pool for which a subsidiary of the Company acted as pool underwriting agent and another subsidiary is a pool member. It is likely that the Company's agent subsidiary will be brought into a dispute, arbitration, or litigation with other pool members or reinsurers of the pool for which it acted as agent and which have

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

been subject to a recent arbitration proceeding, but it is unclear what exposure the Company's subsidiary may ultimately have to share in losses of pool members or reinsurers because of the subsidiary's activities as agent in placing reinsurance.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Note 5--Debt

On December 4, 1997, the Company borrowed $168.3 million through a private placement. Subsequent to the date of the condensed consolidated financial statements presented herein, the investor under the terms of the agreement exercised the right to redeem the private placement at par value during the second quarter of 1999. The Company refinanced this debt by issuing $200.0 million of variable rate medium-term notes in June of 1999. The notes are due in June of 2000 and had an interest rate of 5.135% at June 30, 1999.

Note 6--Federal Income Taxes

A portion of the losses recognized in the first quarter of 1999 relating to the Company's reinsurance businesses does not receive a tax benefit, which unfavorably impacted the effective tax rate in the first quarter of 1999. It is expected that the tax rate will move closer to the statutory rate by the end of the year.

Note 7--Stockholders' Equity and Earnings Per Common Share

In accordance with the restated certificate of incorporation, the Company has 25,000,000 shares of preferred stock authorized with a par value of $0.10 per share. At March 31, 1999, no preferred stock had been issued.

Earnings per common share are determined as follows:

                                                                        Three Months Ended March 31
                                                                          1999                1998
                                                                          (in millions of dollars)
                                                                       ------------------------------
Numerator
    Net Income                                                         $     89.3          $    164.6
    Preferred Stock Dividends                                                   -                 1.9
                                                                       ----------          ----------
    Income Available to Common Stockholders                                  89.3               162.7
                                                                       ==========          ==========

Denominator (000s)
    Weighted Average Common Shares - Basic                              237,785.4           236,611.2
    Dilutive Securities                                                   4,467.4             5,962.9
                                                                       ----------          ----------
    Weighted Average Common Shares - Assuming Dilution                  242,252.8           242,574.1
                                                                       ==========          ==========

Options which were not considered dilutive due to the options being out-of-the-money were immaterial for the three month periods ended March 31, 1999 and 1998.

Note 8--Comprehensive Income

The components of accumulated other comprehensive income, net of deferred tax, are as follows:

                                                                           March 31        December 31
                                                                             1999             1998
                                                                             (in millions of dollars)
                                                                           ---------------------------
Net Unrealized Gains on Securities                                         $643.8               $969.4
Foreign Currency Translation Adjustment                                     (55.0)               (54.7)
                                                                           ------               ------
Accumulated Other Comprehensive Income                                     $588.8               $914.7
                                                                           ======               ======

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

The components of comprehensive income (loss) and the related deferred tax (credit) are as follows:

                                                                              Three Months Ended March 31
                                                                               1999                 1998
                                                                                (in millions of dollars)
                                                                              ---------------------------
Net Income                                                                    $  89.3              $164.6
                                                                              -------              ------

Change in Net Unrealized Gains on Securities:
    Change Before Reclassification Adjustment                                  (496.3)               24.0
    Reclassification Adjustment for Net Realized Investment
        Gains Included in Net Income                                             (7.2)               (9.3)
Change in Foreign Currency Translation Adjustment                                 2.9                 7.5
                                                                              -------              ------
                                                                               (500.6)               22.2
Change in Deferred Tax (Credit)                                                (174.7)                6.6
                                                                              -------              ------
Other Comprehensive Income (Loss)                                              (325.9)               15.6
                                                                              -------              ------

Comprehensive Income (Loss)                                                   $(236.6)             $180.2
                                                                              =======              ======

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Note 9--Segment Information

Selected data by segment is as follows:

                                                                                Three Months Ended March 31
                                                                               1999                     1998
                                                                                  (in millions of dollars)
                                                                             ---------------------------------
Premium Income
  Employee Benefits                                                          $  953.3                 $  806.4
  Individual                                                                    433.1                    422.5
  Voluntary Benefits                                                            171.2                    164.5
  Other                                                                         123.9                     99.2
                                                                             --------                 --------
                                                                              1,681.5                  1,492.6
Net Investment Income and Other Income
  Employee Benefits                                                             176.8                    162.0
  Individual                                                                    227.5                    219.1
  Voluntary Benefits                                                             26.6                     25.1
  Other                                                                         141.4                    190.1
  Corporate                                                                       8.1                      3.9
                                                                             --------                 --------
                                                                                580.4                    600.2
Total Revenue (Excluding Net Realized
 Investment Gains and Losses)
  Employee Benefits                                                           1,130.1                    968.4
  Individual                                                                    660.6                    641.6
  Voluntary Benefits                                                            197.8                    189.6
  Other                                                                         265.3                    289.3
  Corporate                                                                       8.1                      3.9
                                                                             --------                 --------
                                                                              2,261.9                  2,092.8
Benefit and Expenses
  Employee Benefits                                                             964.6                    829.8
  Individual                                                                    579.9                    562.6
  Voluntary Benefits                                                            166.3                    162.3
  Other                                                                         326.4                    269.2
  Corporate                                                                      68.7                     30.9
                                                                             --------                 --------
                                                                              2,105.9                  1,854.8
Income (Loss) Before Net Realized Investment
 Gains and Losses and Federal Income Taxes
  Employee Benefits                                                             165.5                    138.6
  Individual                                                                     80.7                     79.0
  Voluntary Benefits                                                             31.5                     27.3
  Other                                                                         (61.1)                    20.1
  Corporate                                                                     (60.6)                   (27.0)
                                                                             --------                 --------
                                                                                156.0                    238.0
Net Realized Investment Gains                                                     7.2                      9.3
                                                                             --------                 --------
Income Before Federal Income Taxes                                              163.2                    247.3
Federal Income Taxes                                                             73.9                     82.7
                                                                             --------                 --------
Net Income                                                                   $   89.3                 $  164.6
                                                                             ========                 ========

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

                                                                             March 31          December 31
                                                                               1999               1998
                                                                                (in millions of dollars)
                                                                             -----------------------------
Assets
  Employee Benefits                                                          $ 9,505.3           $ 9,275.7
  Individual                                                                  15,928.4            15,887.7
  Voluntary Benefits                                                           2,073.7             2,057.3
  Other                                                                        9,423.3             9,610.2
  Corporate                                                                    1,531.6             1,771.3
                                                                             ---------           ---------
                                                                             $38,462.3           $38,602.2
                                                                             =========           =========

The Employee Benefits segment includes group long-term and short-term disability insurance, group life insurance, accidental death and dismemberment coverages, group long-term care, and the results of managed disability. The Individual segment includes results from the individual disability, individual life, and individual long-term care lines of business. The Voluntary Benefits segment includes the results of products sold to employees through payroll deduction at the work site. These products include life insurance and health products, primarily disability, accident and sickness, and cancer. The Other operating segment includes results from products no longer actively marketed, including corporate-owned life insurance, group pension, health insurance, individual annuities, and reinsurance pools and management. The Corporate segment includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses not allocated to a line of business.

Note 10--Commitments and Contingent Liabilities

In 1997 two alleged class action lawsuits were filed in Superior Court in Worcester, Massachusetts (the Court) against the Company - one purporting to represent all career agents of subsidiaries of The Paul Revere Corporation
(Paul Revere) whose employment relationships ended on June 30, 1997 and were offered contracts to sell insurance policies as independent producers, and the other purporting to represent independent brokers who sold certain Paul Revere individual disability income policies with benefit riders. Motions filed by the Company to dismiss most of the counts in the complaints, which allege various breach of contract and statutory claims, have been denied, but the cases remain at a preliminary stage. To date no class has been certified in either lawsuit. The Company has filed a conditional counterclaim in each action which requests a substantial return of commissions should the Court agree with the plaintiff's interpretation of the contract. The Company has strong defenses to both lawsuits and will vigorously defend its position and resist certification of the classes. In addition, the same plaintiff's attorney who has filed the purported class action lawsuits has filed 43 individual lawsuits on behalf of current and former Paul Revere sales managers alleging various breach of contract claims. Subsequent to the date of the condensed consolidated financial statements presented herein, an additional individual lawsuit was filed to bring the total number of individual lawsuits to 44. The Company has filed a motion in federal court to compel arbitration for 16 of the plaintiffs who are licensed by the National Association of Securities Dealers and have executed the Uniform Application for Registration or Transfer in the Securities Industry (Form U-4). The Company has strong defenses and will vigorously defend its position in these cases as well. Although the alleged class action lawsuits and the individual lawsuits are in the early stages, management does not currently expect these suits to materially affect the financial position or results of operations of the Company.

Various lawsuits against the Company have arisen in the normal course of business. Contingent liabilities that might arise from litigation are not deemed likely to materially affect the financial position or results of operations of the Company.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

UNUMProvident Corporation and Subsidiaries

Note 11--Changes in Accounting Principles

Effective January 1, 1999, the Company adopted the provisions of Statement of Position 97-3 (SOP 97-3), Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. SOP 97-3 provides guidance for determining when an entity should recognize a liability or an asset for insurance-related assessments and how to measure these items. The Company fully adopted the provisions of Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use, effective
January 1, 1999. SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. The effect of the adoptions of SOP 97-3 and SOP 98-1 on the Company's financial position and results of operations was immaterial.

INDEPENDENT AUDITORS' REVIEW REPORT


Board of Directors and Stockholders
UNUMProvident Corporation and subsidiaries

We have reviewed the accompanying condensed consolidated statement of financial condition of UNUMProvident Corporation and subsidiaries as of March 31, 1999, and the related condensed consolidated statements of income and cash flows for the three month periods ended March 31, 1999 and 1998. The condensed consolidated financial statements give retroactive effect to the merger of UNUM Corporation and Provident Companies, Inc. on June 30, 1999 which has been accounted for using the pooling of interests method as described in the notes to the condensed consolidated financial statements. These financial statements are the responsibility of the Company's management.

We were furnished the report of other accountants on their review of the interim information of the former UNUM Corporation and subsidiaries whose total assets constituting 40 percent at March 31, 1999 and total revenues constituting 56 percent and 53 percent for the three-month periods ended March 31, 1999 and 1998, respectively, of the related consolidated totals. Our opinion, insofar as it relates to data included for UNUM Corporation, is based solely on the report of the other accountants.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews and the report of other accountants, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have audited, in accordance with generally accepted auditing standards, the consolidated statement of financial condition of UNUMProvident Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, not presented herein, and in our report dated August 2, 1999, we expressed an unqualified opinion on those consolidated financial statements. We did not audit the financial statements of UNUM Corporation which statements reflect total assets constituting 39 percent as of December 31, 1998 and total revenue constituting 54 percent for the year ended December 31, 1998 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to data included for UNUM Corporation, is based solely on the report of the other auditors. In our opinion, based on our audit and the report of the other auditors, the information set forth in the accompanying condensed consolidated statement of financial condition as of December 31, 1998, is fairly stated, in all material respects in relation to the consolidated statement of financial condition from which it has been derived.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee
August 2, 1999